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                                                                   EXHIBIT D-5.1


                                DOCKET NO. 24839

APPLICATION OF RELIANT ENERGY,      )       PUBLIC UTILITY COMMISSION
INCORPORATED BUSINESS               )
SEPARATION PLAN UPDATE              )                OF TEXAS

                                      ORDER


         This Order approves the application of Reliant Energy, Incorporated for an update to its Business Separation Plan. This docket was processed in accordance with applicable statutes and Commission rules. The Commission Staff filed comments to the update stating that it did not object to the underlying amendments proposed by Reliant Energy, Incorporated. Reliant Energy, Incorporated filed a proposed order that provides for approval of its Business Separation Plan update. The Office of Public Utility Counsel and City of Houston intervened in the proceeding, but did not file comments. Reliant Energy, Incorporated represents that the Commission Staff, Office of Public Utility Counsel, and City of Houston reviewed the proposed order and did not recommend any changes. Reliant Energy, Incorporated's application for an update to its Business Separation Plan is approved.

         The Commission adopts the following findings of fact and conclusions of law:

                               I. FINDINGS OF FACT

1. Reliant Energy, Incorporated (Reliant Energy) originally filed its Business Separation Plan (BSP) on January 10, 2000, in Docket No. 21956.(1)

2. On March 27, 2000, Reliant Energy filed its first amendment to its BSP. On August 9, 2000, Reliant Energy filed its second amendment to its BSP.

3. On November 8, 2000, a hearing was conducted before the Commissioners on Reliant Energy's second amendment to its BSP. On April 10, 2001, the Commission issued a final order adopting the second amendment to Reliant Energy BSP as amended and modified. On May 29, 2001, the Commission issued an order on rehearing essentially confirming its earlier final order.



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         (1) Reliant Energy, Incorporated Business Separation Plan Filing
         Package, Docket No. 21956, Order on Rehearing (May 29, 2001).




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DOCKET NO. 24839                      ORDER                               PAGE 2


4. On October 15, 2001, Reliant Energy filed an update to its approved BSP. Copies of the update were served on all parties to Docket No. 21956.

5. Reliant Energy's update consists of the following: (a) potential delays in the full implementation necessitated by the delay in obtaining regulatory approvals; (b) elimination of corporate service subsidiary; (c) corporate structure of T&D Utility and ERCOT GENCO; (d) changes to information technology and systems; (e) and other updates to Amendment No. 2. A copy of Reliant Energy's October 15, 2001 update, which more fully describes the changes, is attached to this Order as Exhibit A.

6. On November 29, 2001, Order No. 1 established a deadline of December 3, 2001, for intervention and the filing of initial comments, and on December 4, 2001, Reliant Energy was directed to file comprehensive, agreed-upon findings of fact, conclusions of law, and ordering paragraphs in support of the update to its BSP.

7. On November 30 and December 3, 2001, motions to intervene were filed by the Office of Public Utility Counsel (OPC) and the City of Houston (COH), respectively. No objections to the motions have been filed; therefore, OPC and COH are granted intervenor status.

8. On December 3, 2001, the Commission Staff filed comments to Reliant Energy's update. Commission Staff stated that, after its review of and inquiry into Reliant Energy's update, it had not identified any adverse consequences that would result from approval of Reliant Energy's proposed amendments to its BSP. Accordingly, the Commission Staff did not object to the underlying amendments proposed by Reliant Energy in the update to its BSP. OPC and COH did not file initial comments.

9. On December 4, 2001, Reliant Energy filed a request for adoption of an order approving its BSP update, including proposed findings of fact, conclusions of law, and ordering paragraphs. Reliant Energy represents that Commission Staff, OPC, and COH reviewed its proposed order and did not recommend any changes.




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DOCKET NO. 24839                      ORDER                               PAGE 3


10. The following is admitted into evidence: (a) Reliant Energy's application, filed October 15, 2001; (b) Commission Staff's initial comments, filed December 3, 2001; (c) Reliant Energy's request for adoption of an order approving BSP update, and (d) proposed findings of fact, conclusions of law, and ordering paragraphs.

11. If Reliant Energy's Restructuring and Distribution Dates occur after the Choice Date, the objectives of the unbundling requirements found in the Public Utility Regulatory Act, TEX. UTIL. CODE ANN. SECTIONS 11.001-64.158 (Vernon 1998 & Supp. 2001) (PURA) will have been met.

12. The fundamental components of the second amendment to Reliant Energy's BSP, as approved by the Commission, remain unchanged.

13. None of the changes described in the BSP update materially alter Reliant Energy's approved BSP, nor impact the T&D Utility's cost of service established in Reliant Energy's UCOS case. Moreover, the elimination of the corporate services subsidiary and the revisions to the corporate structures of the T&D Utility and ERCOT GENCO comply with P.U.C. SUBST. R. 25.342(d)(2).

14. More than 15 days have passed since completion of notice provided in this docket.

15. No issues of fact or law are disputed by any party; therefore, no hearing is necessary.

                             II. CONCLUSIONS OF LAW

1. Reliant Energy will have met the objectives of PURA SECTION 39.051 even if it is not able to complete its Restructuring until early in 2002 due to delays in obtaining regulatory approvals from federal agencies and the agencies of other states.

2. Reliant Energy provided notice of this proceeding in compliance with P.U.C. PROC. R. 22.55.

3. Reliant Energy's proposed organization after restructuring as filed in its October 15, 2001 update to its approved BSP complies with the provisions of PURA
SECTION 39.051 and P.U.C. SUBST. R. 25.341-25.343, and 25.346.




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DOCKET NO. 24839                      ORDER                               PAGE 4


4. The requirements for informal disposition under P.U.C. PROC. R. 22.35 have been met in this proceeding, except for subsection (b) that the proposed order be served on all parties no less than 20 days before the Commission is scheduled to consider this application in open meeting. Pursuant to P.U.C. PROC. R. 22.5(b), there is good cause to waive the 20-day requirement of P.U.C. PROC. R. 22.35(b).

                            III. ORDERING PARAGRAPHS

         In accordance with the above findings of fact and conclusions of law, the Commission issues the following order:

         1. Reliant Energy's update to its BSP, as filed on October 15, 2001, is approved.

         2. All other motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief, if not expressly granted herein, are denied.

         SIGNED AT AUSTIN, TEXAS THE ____________ day of ______________________
2001.

                                       PUBLIC UTILITY COMMISSION OF TEXAS



                                       ----------------------------------
                                       MAX YZAGUIRRE, CHAIRMAN



                                       ----------------------------------
                                       BRETT A. PERLMAN, COMMISSIONER



                                       ----------------------------------
                                       REBECCA KLEIN, COMMISSIONER